Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is entered into as of December 6, 2024, and effective January 1, 2025, by and between WINCHESTER SAVINGS BANK (the “Bank”), PAUL CHEREMKA (the “Executive”) and WINCHESTER BANCORP, INC., the mid-tier stock holding company for the Bank (the “Company”), as guarantor (the “Agreement”).

WHEREAS, in connection with the Bank’s written offer of employment to the Executive dated May 23, 2022 (“Offer Letter”), the Bank committed to pay the Executive severance for a period of twenty-four (24) months in the event his employment was terminated without Just Cause in connection with a Change in Control of the Bank, along with a commitment to provide continued group medical coverage for (18) months following his termination of employment; and

WHEREAS, in connection with the Bank’s reorganization into the mutual holding structure, the Bank and the Executive wish to formalize the terms of the Change in Control severance benefit outlined in the Offer Letter; and

WHEREAS, the Bank and the Executive desire to enter into this Agreement and, to the extent provided herein, to have this Agreement supersede all of the terms of all prior agreements addressing a change in control severance benefit between the Executive and the Bank (including the Offer Letter), whether or not in writing, and any such agreements shall become null and void as of the effective date of this Agreement, and the parties thereunder shall have no rights or interests therein.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Term of Agreement.

(a) The term of this Agreement shall commence as January 1, 2025 (the “Effective Date”) and expire on the second anniversary of such date, unless otherwise extended as noted under Section 1(b) of this Agreement (the “Term”).

(b) On or before the first anniversary of the Effective Date, and each anniversary of such date thereafter, the joint Compensation Committee of the Board of Trustees of the Bank and Board of Directors of the Company (the “Compensation Committee”) may extend the term of the Agreement for an additional twelve (12) months, so that the remaining term of the Agreement again becomes 24 months from the applicable anniversary date, unless Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date. The Compensation Committee (or its designee) will notify Executive at least thirty (30) days prior to the applicable anniversary date whether it has determined to extend the term of the Agreement. The Compensation Committee will review the Agreement, and the Bank’s Chief Executive Officer will review Executive’s performance annually, for purposes of determining whether to extend the term of the Agreement.

(c) Notwithstanding anything in this Section 1 to the contrary, this Agreement shall terminate immediately if: (1) Executive dies, or (2) Executive or the Bank terminates Executive’s employment, prior to a Change in Control (as defined in this Agreement).

2. Change in Control.

(a) In the event of a termination of Executive’s employment by the Bank (or any successor) without “Just Cause” within twelve (12) months of a Change in Control that occurs during the Term, the Bank (or any successor) shall pay or provide to Executive any Accrued Obligations and the severance benefit set forth in Section 3 of this Agreement. Executive shall not have the right to receive severance benefits pursuant to Section 3 hereof upon termination for Just Cause.

(b) For purposes of this Agreement, “Change in Control” means

(i) the consummation of a merger or consolidation of the Bank with any other bank or other legal entity; provided, however, a Change in Control shall not be deemed to have occurred if the corporate existence of the Bank is not affected and following the merger or consolidation, the directors of the Bank prior to such merger or consolidation constitute at least a majority of the Board of Directors of the Bank or the entity that directly or indirectly controls the Bank after such merger or consolidation; or

(ii) the sale or disposition by the Bank of all or substantially all the Bank’s assets; or

(iii) a plan of liquidation or dissolution of the Bank is adopted; or

(iv) greater than a majority of those individuals who constitute the Board of Directors on the Change in Control Date (the “Incumbent Board”) cease for any reason to be members of the Board, provided that any Person becoming a Director after the Change in Control Date whose election was approved by a vote of at least a majority of the Incumbent Board shall be considered to be a member of the Incumbent Board for purposes of a Change in Control.

Notwithstanding the foregoing, in no event shall the reorganization of the Bank solely within its corporate structure constitute a Change in Control. For the avoidance of doubt, a mutual holding company reorganization or second step conversion shall not constitute a Change in Control.

For purposes of this Agreement, “Change of Control Date” means the effective date of a Change of Control.

To the extent necessary to comply with Code Section 409A, a Change in Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Bank, as applicable, or a change in the ownership of a substantial portion of the assets of the Bank, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

(c) For purposes of this Agreement, “Just Cause” means Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement that results in the Bank terminating Executive’s employment.

(d) For purposes of this Agreement, “Accrued Obligations” means: (1) any accrued and unpaid base salary of Executive through the date of termination of employment, payable pursuant to the Bank’s standard payroll policies; (2) any earned and unpaid bonus/incentive compensation of Executive for any completed fiscal year prior to the date of termination of employment; (3) any compensation and benefits to the extent payable to Executive based on Executive’s participation in any compensation or benefit plan (including pursuant to any individual or group life insurance plan or policy), program or arrangement of the Bank through the date of termination of employment, payable in accordance with the terms of such plan, program or arrangement; and (4) any expense reimbursement to which Executive is entitled under the Bank’s standard expense reimbursement policy (as applicable).

3. Severance Benefits.

(a) If Executive’s employment is terminated under Section 2(a) of this Agreement, upon or within twelve (12) months of a Change in Control, Executive shall be entitled to the following:

(1)

a lump sum cash payment equal to two (2) times his annual base salary in effect as of the Change in Control, or if higher, at the rate in effect on the date of the Executive’s separation from service. Such payment shall be made not later than five (5) days following Executive’s termination of employment under this Section 3; and

(2)

If Executive elects to continue his group health insurance coverage pursuant to COBRA, the Bank shall pay to Executive the COBRA Payments on a monthly basis commencing with the first month following Executive’s date of termination and continuing to the earlier of: (i) the 18th month following Executive’s date of termination; (ii) such time that Executive first becomes eligible for health insurance coverage with another employer; or (iii) Executive’s death.

Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Severance Benefits”) or otherwise by the Company or the Bank constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor thereto, and to avoid such a result, Severance Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The reduction required hereby among the Severance Benefits provided by this Section 3 shall be made to the payments and benefits provided under this Agreement.

4. Notice of Termination.

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5. Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6. No Attachment; Binding Effect.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

7. Modification, Amendment and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8. Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

9. Headings for Reference Only. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

10. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to the choice of law principles or rules thereof. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in state courts in Middlesex County, Massachusetts and the United States District Court for the District of Massachusetts. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11. Indemnification. The Bank shall be responsible for providing the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at no cost to the Executive. The Bank shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under the Bank’s certificate of incorporation, bylaws and applicable law against all expenses and liabilities reasonably incurred by his in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements.

12. Successors to the Bank and the Company. The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the obligations of the Bank and the Company under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

13. Required Provisions. In the event any of the provisions of this Section 13 are in conflict with the other terms of this Agreement, this Section 13 shall prevail.

(a) The Bank may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Just Cause, shall not prejudice the Executive’s right to receive compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause.

(b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this subsection shall not affect any vested rights of the contracting parties.

(e) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

14. Section 409A. The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of medical insurance benefits, not constitute deferred compensation (since such amounts are not taxable to the Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event the Executive is a “Specified Employee” (as defined herein) no payment shall be made to the Executive under this Agreement prior to the first day of the seventh month following termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which the Executive terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment occurs. The payment of the “permitted amount” shall be made within five (5) business days of the termination of employment. Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the Executive’s termination of employment. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

15. Withholding of Taxes. The Bank may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

16. Restrictive Covenants.

(a)

While Executive is employed by the Bank and for a period of 12 months after Executive’s employment with the Bank ends (regardless of the reason therefor) (the “Restricted Period”), Executive will not, without the express prior written consent of the Bank:

(i) solicit, induce, or assist any third Person in soliciting or inducing any Person that is (or was at any time within the 12 months prior to the solicitation or inducement) an employee, consultant, independent contractor or agent of the Bank and/or any Affiliate to leave the employment of the Bank and/or any Affiliate or cease performing services as an independent contractor, consultant or agent of the Bank and/or any Affiliate; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (i);

(ii) hire, engage, or assist any third party in hiring or engaging, any individual that is or was (at any time within 12 months prior to the attempted hiring) an employee of the Bank and/or any Affiliate; or

(iii) other than for the benefit of the Bank and/or any Affiliate, solicit or interfere with the relationships of the Bank and/or any Affiliate with, or endeavor to entice away from the Bank and/or any Affiliate for a Competing Business, any Person that is or was (at any time within the 12-month period preceding the date that Executive’s employment with the Bank ends), a “Customer” or “Prospective Customer” (as defined below) of the Bank; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (iii). For purposes of this Agreement, the term “Customer” includes any Person or entity who, during the 12-month period prior to the Executive’s termination with the Bank, is or was a customer of the Bank or an Affiliate. Notwithstanding the foregoing, the term “Customer” does not include any Person who is a member of Executive’s immediate family, defined to include Executive’s spouse; his parents and his spouse’s parents; his grandparents and his spouse’s grandparents; Executive’s siblings and his spouse’s siblings; Executive’s aunts and uncles and his spouse’s aunts and uncles; Executive’s children and his spouse’s children, including adoptive children; and the spouses and children, including adoptive children, of any of the above family members. A “Prospective Customer” is any Person with respect to whom or which the Bank and/or any Affiliate was engaged in solicitation at any time during the 12-month period preceding the date that Executive’s employment with the Bank ends and in which solicitation Executive was in any way involved or of which Executive otherwise had any knowledge or reasonably should have had any knowledge.

(b)

Unauthorized Disclosure and Confidential Information. While employed by the Bank, and continuing after the date the Executive’s employment is terminated for any reason, Executive shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to Executive’s employment by and for the benefit of the Bank, or disclose to anyone outside of the Bank any such Confidential Information.

The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Bank (including Executive) or received by the Bank from an outside source, which is in the possession of the Bank (whether or not the property of the Bank), which in any way relates to the business conducted or, to Executive’s knowledge, contemplated, by the Bank during the period of Executive’s employment, which is maintained in confidence by the Bank or which might permit the Bank or its Customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information shall include:

(i)

any idea, improvement, index, trading program, database, invention, innovation, development, technical data, design, formula, device, pattern, concept, computer program, software, firmware, source code, object code, algorithm, subroutine, object module, schematic, model, diagram, flow chart, manual, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(ii)

the name of any Customer, Executive or consultant, marketing or sales material, plan or survey, business plan or opportunity, investment plan or strategy, business proposal, financial record, Customer record or business record or other record or information relating to the business conducted or, to Executive’s knowledge, contemplated, by the Bank during the period of Executive’s employment.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Bank has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain, or which Executive can demonstrate was known to him prior to the start of his employment with the Bank through a source other than the Bank or any of its employees or Affiliates.

Executive understands that the Bank from time to time has in its possession information (including computer programs and databases) which represent information which is claimed by others to be proprietary and which the Bank has agreed to keep confidential. Executive agrees that all such information shall be Confidential Information for purposes of this Agreement.

(c)	Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that:

(i)

Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(ii)

if Executive files a lawsuit for retaliation by Bank for reporting a suspected violation of law, Executive may disclose the Bank’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files each document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(d)

Equitable Relief. Executive agrees that any breach of Executive’s obligations set forth in this Section 16 will cause irreparable damage to the Bank and in the event of such breach the Bank or its successor shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violations of Executive’s obligations hereunder.

(e)

Periods of Noncompliance and Reasonableness of Periods. The Bank and the Executive acknowledge and agree that the restrictions and covenants contained in this Section 16 are reasonable in view of Executive’s advantageous knowledge of and familiarity with the business of the Bank and its Customers.

(f)	Definitions. For purposes of this Section 16:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Bank has any direct ownership interest shall be treated as an Affiliate of the Bank. For the avoidance of doubt, any holding company of the Bank shall be an Affiliate of the Bank.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

(g)

Non disparagement. The Executive agrees not to make any oral or written statement or take any other action both during the period of employment of the Executive with the Bank and at any time thereafter that disparages or criticizes the Bank or its management or practices, that damages the good reputation of the Bank, or that impairs the normal operations of the Bank. The Executive understands that this non-disparagement provision does not apply on occasions when the Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. The Executive also understands that the foregoing non-disparagement provision does not apply on occasions when the Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate the Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require the Executive to provide notice to the Bank or their attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and the Executive is not required to notify the Bank or their attorneys that the Executive has made any such Whistleblower Disclosures. The Board agrees not to make any oral or written statement or take any other action that disparages or criticizes the Executive or his good reputation both during the period of employment of the Executive with the Bank and at any time thereafter.

17. Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. This Agreement supersedes and replaces in its entirety any prior agreement for severance between the Bank and the Executive.

18. This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (x) this Agreement is not a management or employment agreement and (y) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or any subsidiary or successor of the Bank.

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SIGNATURES

IN WITNESS WHEREOF, Winchester Savings Bank has caused this Agreement to be executed and its seal to be affixed hereunto by a duly authorized officer, and Executive has signed this Agreement on the date first written above.

WINCHESTER SAVINGS BANK

By:	/s/ John A. Carroll
Authorized representative

EXECUTIVE

/s/ Paul Cheremka
Paul Cheremka

WINCHESTER BANCORP, INC. (guarantor)

By:	/s/ John A. Carroll
Authorized representative